CUE HEALTH REPORTS PRELIMINARY FOURTH QUARTER AND FULL YEAR 2021 REVENUE
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SAN DIEGO, CA – January 11, 2022 – Cue Health Inc. (Nasdaq: HLTH), a healthcare technology company, (“Cue’) today reported preliminary unaudited revenue for fourth quarter and full year 2021.

Preliminary Fourth Quarter and Full Year Highlights

a.Preliminary fourth quarter 2021 revenue of $188 million to $193 million, compared with $13 million in fourth quarter 2020
b.Preliminary fourth quarter 2021 revenue reflects increased customer diversification, with total private sector revenue outpacing total public sector revenue
c.Preliminary full year 2021 revenue of $613 million to $618 million, compared with $23 million in full year 2020
d.Cash and cash equivalents of approximately $412 million as of December 31, 2021
e.Launched Cue+ Membership with access to 24/7 in-app primary virtual care

“Our strong performance in the fourth quarter was driven by continued market adoption across all four of Cue’s customer categories. In the quarter, we continued to add major healthcare institutions, hospital systems and providers as well as onboarded Cardinal Health and McKesson as authorized distributors of Cue. We launched several major enterprise partnerships such as our partnership with Air Canada, providing customers with not only the most accurate* home self-test but also one that is accepted for cross-border travel thanks to Cue’s in-app Supervised Test for Travel. We also launched our direct-to-consumer offering, available online, including our Cue+ Memberships with access to 24/7 in-app primary virtual care,” said Ayub Khattak, co-founder and CEO of Cue. “We made further regulatory and commercial inroads into the international market, with recent authorization of our COVID-19 test in Singapore and the start of Canadian sales. Additionally, in the fourth quarter, we made significant progress on expanding Cue’s menu of future diagnostic solutions, continuing parallel development of additional Cue diagnostic assays and initiating enrollment for our influenza study. Lastly, enabled by our platform-based architecture, we recently announced that we are developing a new Omicron-specific genotyping Cue test, in partnership with the U.S. Department of Health and Human Services’ Biomedical Advanced Research and Development Authority, to support healthcare providers with COVID-19 therapy selection depending on variant type.”

*Based on clinical study results submitted to FDA for other EUA molecular home tests.

The above information is preliminary and subject to Cue Health’s normal quarter and year-end accounting procedures and external audit by the company's independent registered public accounting firm.

About Cue Health

Cue Health (Nasdaq: HLTH) is a healthcare technology company that makes it easy for individuals to access health information and places diagnostic information at the center of care. Cue Health enables people to manage their health through real-time, actionable, and connected health information, offering individuals and their healthcare providers easy access to lab-quality diagnostics anywhere, anytime, in a device that fits in the palm of the hand. Cue Health's first-of-its-kind COVID-19 test was the first FDA-authorized molecular diagnostic test for at-home and over-the-counter use without a prescription and physician supervision. Outside the United States, Cue Health has received the CE mark in the European Union, Interim Order authorization from Health Canada, regulatory approval from India's Central Drugs

Standard Control Organization, and PSAR authorization from Singapore’s Health Sciences Authority. Cue was founded in 2010 and is headquartered in San Diego. For more information, please visit www.cuehealth.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute "forward-looking statements". The words, without limitation, "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would," “develop” “progress,” “expand” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those related to the expected capabilities of the new Omicron-specific genotyping Cue test, our ability to maintain customer growth rates, our ability to increase private sector revenue, and the factors discussed in the "Risk Factors" section of the Form 10-Q dated November 10, 2021 filed by Cue with the SEC. Any forward-looking statements contained in this press release are based on the current expectations of Cue's management team and speak only as of the date hereof, and Cue specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Us
ICR Westwicke
Caroline Corner
ir@cuehealth.com
(415) 202-5678

Cue Health
press@cuehealth.com
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